Exhibit 10.10

Execution Version

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made.

INTELLECTUAL PROPERTY LICENSE AGREEMENT

by and between

Harley-Davidson, Inc.

and

LiveWire EV, LLC

Dated September 26, 2022

This Intellectual Property License Agreement (this “Agreement”) is entered into as of September 26, 2022, by and between Harley-Davidson, Inc., a Wisconsin corporation (“HD”), and LiveWire EV, LLC, a Delaware limited liability company (“LiveWire”). HD and LiveWire are each referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meaning set forth in the Separation Agreement (as defined below).

RECITALS

WHEREAS, HD, acting together with its Subsidiaries, currently conducts the Harley Business and the LiveWire Business;

WHEREAS, the Parties have entered into that certain Separation Agreement dated as of the date hereof (the “Separation Agreement”), pursuant to which the LiveWire Business has been separated from the Harley Business and transferred to LiveWire; and

WHEREAS, in connection with the Separation, HD is willing to grant to LiveWire, and LiveWire is willing to accept, a license to the HD Licensed Intellectual Property (as defined below), and LiveWire is willing to grant to HD, and HD is willing to accept, a license to the LiveWire Licensed Intellectual Property (as defined below), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, capitalized terms shall have the meaning set forth in this Article I or elsewhere in the body of this Agreement, or if not defined herein, in the Separation Agreement.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that for purposes of this Agreement, from and after the Separation Time, (i) no member of the HD Group shall be deemed to be an Affiliate of any member of the LiveWire Group, (ii) no member of the LiveWire Group shall be deemed to be an Affiliate of any member of the HD Group and (iii) no joint venture formed after the Separation Time solely between one or more members of the HD Group, on the one hand, and one or more members of the LiveWire Group, on the other hand, shall be deemed to be an Affiliate of, or owned or controlled by, any member of the HD Group or the LiveWire Group for the purposes of this Agreement.

“HD Licensed Intellectual Property” means (i) all Intellectual Property owned by HD or its Affiliates and used or held for use in the LiveWire Business as of the Separation Time, (ii) without limiting the foregoing, the Intellectual Property that is owned by HD or its Affiliates and listed on Schedule A attached hereto, together with all foreign counterparts thereof, and (iii) HD Improvements, but excluding, in each case of (i) and (iii), Intellectual Property related to motorcycle riding apparel and related general merchandise and, for the avoidance of doubt, proprietary manufacturing technology.

“HD Products” means all original equipment, parts, accessories, goods and services manufactured, sold or offered for sale by HD or its Subsidiaries.

“HD Segments” means the Large Cruiser, Touring and Adventure Touring markets, as currently understood within the motorcycle industry.

“Improvements” means all modifications, enhancements, derivative works and improvements of Intellectual Property.

“Intellectual Property” means all intellectual property rights in any and all jurisdictions throughout the world, including all patents, copyrights, mask works, trade secrets, and any other intellectual property rights in know-how, inventions, data, designs, methods, processes and other confidential or proprietary information; but excluding any Trademarks or Software.

“Joint Development Agreement” means that certain Joint Development Agreement dated as of the date hereof, by and between HD and Livewire.

“LiveWire Licensed Intellectual Property” means (i) all Intellectual Property owned by LiveWire or its Affiliates as of the Separation Time, and (ii) LW Improvements.

“LiveWire Products” means all original equipment, parts, accessories, goods and services manufactured, sold or offered for sale by LiveWire or its Subsidiaries within the field of the LiveWire Business.

“Next Generation Vehicle” means a completely new vehicle model or a “redesigned” vehicle model, but not a “carryover” or “model refresh,” as such terms are generally understood in the automotive industry.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries. It is expressly agreed that for purposes of this Agreement, from and after the Separation Time, (i) no member of the HD Group shall be deemed to be a Subsidiary of any member of the LiveWire Group, (ii) no member of the LiveWire Group shall be deemed to be a Subsidiary of any member of the HD Group and (iii) no joint venture formed after the Separation Time solely between one or more members of the HD Group, on the one hand, and one or more members of the LiveWire Group, on the other hand, shall be deemed to be a Subsidiary of, or owned or controlled by, any member of the HD Group or the LiveWire Group for the purposes of this Agreement.

ARTICLE II

INTELLECTUAL PROPERTY LICENSES AND OWNERSHIP

Section 2.1    HD Licensed Intellectual Property. Effective as of the Separation Time, on the terms and conditions set forth herein, HD hereby grants to LiveWire and its Subsidiaries a perpetual, worldwide, royalty-free (except as provided in Section 2.4(d)), fully paid up, non-exclusive, non-sublicensable (except as set forth below), non-transferable (except in connection with a permitted assignment pursuant to Section 6.2) license to the HD Licensed Intellectual Property for the purpose of making, having made, using, selling, offering for sale and importing LiveWire Products. The foregoing license includes the right to reproduce, publish, display, transmit, copy, and otherwise use and exploit the HD Licensed Intellectual Property, in connection with and in support of the foregoing. The foregoing license shall also be sublicensable to third parties solely in connection with the provision of services to LiveWire, and not, for the avoidance of doubt, for use by any third party for such third party’s own brands or benefit. LiveWire shall require such permitted sublicensees in writing to comply with the limited scope of any such sublicense, and with the confidentiality obligations set forth in Article IV. LiveWire shall be liable for any noncompliance of its permitted sublicensees with this Agreement. Upon HD’s request from time to time, LiveWire shall provide HD a list of all of its then-current sublicensees.

Section 2.2    LiveWire Licensed Intellectual Property.

(a)    Effective as of the Separation Time, on the terms and conditions set forth herein, LiveWire hereby grants to HD and its Subsidiaries a perpetual, worldwide, royalty-free (except as provided in Section 2.2(b) or Section 2.4(d)), fully paid up, non-exclusive, non-sublicensable (except as set forth below), non-transferable (except in connection with a permitted assignment pursuant to Section 6.2) license to the LiveWire Licensed Intellectual Property for the purpose of making, having made, using, selling, offering for sale and importing HD Products. The foregoing license includes the right to reproduce, publish, display, transmit, copy, and otherwise use and exploit the LiveWire Licensed Intellectual Property, in connection with and in support of the foregoing. The foregoing license shall also be sublicensable to third parties solely in connection with the provision of services to HD, and not, for the avoidance of doubt, for use by any third party for such third party’s own brands or benefit. HD shall require such permitted sublicensees in writing to comply with the limited scope of any such sublicense, and with the confidentiality obligations set forth in Article IV. HD shall be liable for any non-compliance of its permitted sublicensees with this Agreement. Upon LiveWire’s request from time to time, HD shall provide LiveWire a list of all of its then-current sublicensees.

(b)    If HD desires to sell any HD Products that incorporate LiveWire Licensed Intellectual Property outside of the HD Segments during the seven (7) year period following the Separation Time then HD shall notify LiveWire and the Parties shall negotiate in good faith on a reasonable royalty to be paid by HD on such sales; provided that no such royalty shall be payable on HD’s sale, service or maintenance of LiveWire branded HD motorcycles or related LiveWire parts and accessories.

Section 2.3    Ownership; Reservation of Rights.

(a)    HD hereby acknowledges and agrees that, as between the Parties, LiveWire is the sole and exclusive owner of all right, title and interest in and to the LiveWire Licensed Intellectual Property. Nothing in this Agreement grants HD or its Subsidiaries any right, title or interest in or to the LiveWire Licensed Intellectual Property other than pursuant to the license granted herein, nor does anything in this Agreement restrict or prevent LiveWire or its Affiliates from using the LiveWire Licensed Intellectual Property for any purpose in any field. All rights in and to the LiveWire Licensed Intellectual Property that are not expressly granted to HD hereunder are reserved by LiveWire and its Affiliates.

(b)    LiveWire hereby acknowledges and agrees that, as between the Parties, HD is the sole and exclusive owner of all right, title and interest in and to the HD Licensed Intellectual Property. Nothing in this Agreement grants LiveWire or its Subsidiaries any right, title or interest in or to the HD Licensed Intellectual Property other than pursuant to the license granted herein. Nothing in this Agreement restricts or prevents HD or its Affiliates from using the HD Licensed Intellectual Property for any purpose in any field. All rights in and to the HD Licensed Intellectual Property that are not expressly granted to LiveWire hereunder are reserved by HD and its Affiliates.

Section 2.4    Improvements.

(a)    If at any time HD or any of its Subsidiaries creates (directly or indirectly) any Improvements to the HD Licensed Intellectual Property, then as between the Parties, all right, title and interest, including all Intellectual Property rights, in and to such Improvements shall be owned exclusively by HD (“HD Improvements”).

(b)    If at any time LiveWire or any of its Subsidiaries creates (directly or indirectly) any Improvements to the LiveWire Licensed Intellectual Property, then as between the Parties, all right, title and interest, including all Intellectual Property rights, in and to such Improvements shall be owned exclusively by LiveWire (“LW Improvements”).

(c)    HD shall have the right to make Improvements to the LiveWire Licensed Intellectual Property, and LiveWire shall have the right to make Improvements to the HD Licensed Intellectual Property. Any such

Improvements shall be owned jointly by the Parties, without right of accounting (“Jointly-Owned Improvements”). For the avoidance of doubt (i) each Party shall have the right to grant licenses under its interest in the Jointly-Owned Improvements as it deems appropriate without the consent of, or any obligation to, the other Party, including any duty to account and (ii) the creation of Jointly-Owned Improvements shall confer no additional right, title or interest in or to the underlying Intellectual Property to either Party. Each Party will notify the other on a periodic basis at a frequency to be mutually agreed by the Parties from time to time of any Jointly-Owned Improvements created by such Party. Each Party shall keep contemporaneously prepared written records sufficient to document the conception of Jointly-Owned Improvements that it creates, and will provide such documentation to the other Party on such periodic basis. Notwithstanding the foregoing, in the case of any Improvements arising in connection with the Joint Development Agreement, the provisions of the Joint Development Agreement with respect to ownership of such Improvements shall apply.

(d)    If any Improvements are exclusively introduced by a Party in a Next Generation Vehicle, and the other Party desires to sell products that incorporate such Improvements, then the licensee Party shall notify the licensor Party, and the Parties shall negotiate in good faith on a reasonable royalty (if any) to be paid by the licensee Party for the use of such Improvements in the relevant products.

Section 2.5    Determination of Royalties. Promptly following delivery of a notice pursuant to Section 2.2(b) or Section 2.4(d), HD’s Head of Engineering and LiveWire’s Head of EV Technology (or such other persons as determined by the Parties) shall meet in person, or by telephone or video, and shall use reasonable efforts, acting in good faith, to determine a reasonable royalty for the use of the applicable technology. In determining a reasonable royalty, the following factors will be considered, to the extent applicable: (a) the royalties that are paid for licensing similar technology in the relevant industry (adjusted for differences in license scope, etc.), (b) the royalties received by the licensor from third parties for licensing the same or similar technology (adjusted for differences in license scope, etc.), (c) the financial impact that the use of the licensed technology by the licensee is reasonably expected to have on the licensor, (d) any applicable royalty-stacking issues, and (f) all other relevant factors. In determining a reasonable royalty with respect to any Improvement, in addition to the foregoing, the following factors will be considered: (x) the extent to which the Improvement is an advancement over the pre-existing technology owned or used by the licensee, (y) how much the features of the Improvement increase the value of the relevant vehicle, and (z) how much consumers care about the features of the Improvement. In the event that the Parties’ representatives cannot, despite good faith efforts, agree on a reasonable royalty within fourteen (14) days after the date of such notice (a “Dispute”), the Dispute may be referred by either Party to an appropriate member of HD’s senior leadership team, or such member’s designee, and an appropriate member of LiveWire’s senior leadership team, or such member’s designee (such designated members, the “Dispute Committee”). The Parties shall attempt in good faith to resolve the Dispute by negotiation between their respective representatives on the Dispute Committee. The Parties agree that the members of the Dispute Committee shall have full and complete authority on behalf of their respective Parties to resolve the Dispute. If the Dispute Committee fails to reach agreement on a reasonable royalty within thirty (30) days of the date of referral of the Dispute to the Dispute Committee, either Party may seek to resolve the Dispute by bringing an action in the Chosen Courts pursuant to Section 6.13.

Section 2.6    Acknowledgements and Covenants.

(a)    Each Party hereby acknowledges and agrees that it shall not at any time claim ownership or challenge the validity of the Intellectual Property licensed to it hereunder anywhere in the world.

(b)    Each Party hereby acknowledges and agrees that, except as expressly set forth in this Agreement, the Separation Agreement, the Transition Services Agreement or any other Ancillary Agreement, the other Party has no obligation whatsoever to provide support, maintenance, advice, services or any other assistance or any documentation or technical information of any kind in connection with the Intellectual Property licensed by such Party hereunder.

(c)    Each Party hereby acknowledges and agrees that, except as expressly set forth in this Agreement, the other Party shall have no responsibility with respect to the past, present or future validity, subsistence, enforceability, application and/or registration of any of the Intellectual Property licensed by such Party hereunder and may make decisions with respect to the prosecution, maintenance, abandonment, or lapse of all such Intellectual Property in its sole and absolute discretion.

(d)    HD, on behalf of itself and its Affiliates, hereby covenants to LiveWire that none of HD or its Affiliates shall bring any Action against LiveWire or its Affiliates that alleges that the sale of (i) LiveWire Products as they exist as of the Separation Time, or (ii) any LiveWire Products supplied to LiveWire by HD, infringes or violates any trade dress rights owned by HD or its Affiliates.

ARTICLE III

INTELLECTUAL PROPERTY PROTECTION

Section 3.1    Prosecution.

(a)    HD shall have the first right to pursue and obtain patents, or register any other intellectual property rights for Jointly-Owned Improvements to HD Licensed Intellectual Property, jointly in the name of both Parties, in HD’s sole discretion and at its expense, including but not limited to preparing, filing, prosecuting and maintaining patent applications and patents claiming inventions related to such Jointly-Owned Improvements and conducting any interferences, re-examinations, inter partes reviews, reissues, oppositions or requests for patent term extension or governmental equivalents thereto. In the event that HD does not seek to file, prosecute or maintain any such Intellectual Property protection, then LiveWire shall have the option at its discretion and expense to seek such protection, but without affecting the ownership and license provisions set forth in Article II.

(b)    LiveWire shall have the first right to pursue and obtain patents or register any other intellectual property rights for Jointly-Owned Improvements to LiveWire Licensed Intellectual Property, jointly in the name of both Parties, in LiveWire’s sole discretion and at its expense, including preparing, filing, prosecuting and maintaining patent applications and patents claiming inventions related to such Jointly-Owned Improvements and conducting any interferences, re-examinations, inter partes reviews, reissues, oppositions or requests for patent term extension or governmental equivalents thereto. In the event that LiveWire does not seek to file, prosecute or maintain any such Intellectual Property protection, then HD shall have the option at its discretion and expense to seek such protection, but without affecting the ownership and license provisions set forth in Article II.

(c)    Each Party shall, at its own expense, reasonably cooperate with and assist the other Party in connection with the Intellectual Property prosecution process concerning Jointly-Owned Improvements, at the other Party’s request, including by making inventors available as reasonably necessary, and by executing any documents or instruments, or performing such other acts, as reasonably requested by the other Party. The prosecuting Party will provide the non-prosecuting Party the opportunity to review and comment on documents to be filed in connection with the prosecution process a reasonable time in advance of applicable filing dates and prosecution deadlines, and will provide the non-prosecuting Party with copies of any substantive documents received in connection with the prosecution if the non-prosecuting Party requests such documents. To the extent necessary to carry out the process of obtaining any patent rights in the Jointly-Owned Improvements as set forth in this Agreement, the Parties consent to disclosure to the United States Patent and Trademark Office (“USPTO”) of information necessary to fulfill the requirements of 35 U.S.C. §103(c) including a declaration that: (A) the claimed invention was made by or on behalf of the Parties to this Agreement; (B) the claimed invention was made as a result of activities subject to this Agreement; and (C) the claimed invention is owned or is subject to an Q-obligation of assignment as set forth in this Agreement. The Parties also agree to disclose to the USPTO the names of the Parties to this Agreement.

Section 3.2    Enforcement.

(a)    In the event that either Party becomes aware of any actual or potential third-party infringement, misappropriation or other violation (an “Infringement”) of any HD Licensed Intellectual Property, LiveWire

Licensed Intellectual Property or Jointly-Owned Improvements, it shall promptly notify the other Party. HD will have the sole right, but not the obligation to commence, prosecute and fully control any action or proceeding against any Person with respect to any Infringement (an “Enforcement Action”) of any HD Licensed Intellectual Property, and LiveWire will have the sole right, but not the obligation to commence, prosecute and fully control any Enforcement Action with respect to the LiveWire Licensed Intellectual Property.

(b)    HD will have the first right, but not the obligation, to commence, prosecute and fully control any Enforcement Action against any Person with respect to any Infringement of any Jointly-Owned Improvements to HD Licensed Intellectual Property, in each case, at its expense, by counsel of its choice and in the country/forum of its choice; provided that, if HD does not either commence such Enforcement Action or persuade the alleged infringer to desist within a period of one-hundred-twenty (120) days after first learning of such Infringement, then LiveWire shall have the right to commence, prosecute and control, at its expense, any such Enforcement Action by counsel of its choice and in the country/forum of its choice.

(c)    LiveWire will have the first right, but not the obligation, to commence, prosecute and fully control any Enforcement Action against any Person with respect to any Infringement of any Jointly-Owned Improvements to LiveWire Licensed Intellectual Property, in each case, at its expense, by counsel of its choice and in the country/forum of its choice; provided that, if LiveWire does not either commence such Enforcement Action or persuade the alleged infringer to desist within a period of one-hundred-twenty (120) days after first learning of such Infringement, then HD shall have the right to commence, prosecute and control, at its expense, any such Enforcement Action by counsel of its choice and in the country/forum of its choice.

(d)    The Party commencing an Enforcement Action with respect to Jointly-Owned Intellectual Property (the “Prosecuting Party”) shall have the right to enter into a settlement, consent judgment or other voluntary final disposition of any such Enforcement Action. The Prosecuting Party may join the non-Prosecuting Party as a party plaintiff in any such Enforcement Action, provided that the non-Prosecuting Party is represented in such Enforcement Action at the Prosecuting Party’s expense. The non-Prosecuting Party shall give the Prosecuting Party reasonable assistance and authority to file and to prosecute such Enforcement Action on its behalf at the Prosecuting Party’s expense. The Prosecuting Party shall indemnify and defend the non-Prosecuting Party from and against any and all counterclaims brought by the defendant in the Enforcement Action that relate to the Intellectual Property rights subject to Infringement (including counterclaims that such Intellectual Property rights are invalid or unenforceable, or that the enforcement of such Intellectual Property rights are an antitrust violation). Unless otherwise agreed by the Parties, any damages or other monetary awards recovered in such Enforcement Action shall be distributed as follows: (i) the proceeds shall first be used to reimburse the Parties equally for their out-of-pocket costs and expenses (including reasonable attorney’s fees) of such Enforcement Action, until at least one of the Parties has fully recovered such out-of-pocket costs and expenses; (ii) the proceeds shall then be used to reimburse any remaining out-of-pocket costs and expenses of the other Party, if any; and (iii) any remaining balance shall be distributed to the Prosecuting Party.

ARTICLE IV

CONFIDENTIALITY

Section 4.1    Confidentiality. Except as expressly permitted under this Agreement, each Party, on behalf of itself and its Subsidiaries, agrees not to disclose, and to restrict its employees, agents, representatives, vendors and suppliers from disclosing, to any third party the Intellectual Property licensed to it hereunder (except for public information related to any patent or published patent application included in such licensed Intellectual Property), treating such licensed Intellectual Property in the same manner (but in no event using less than a commercially reasonable degree of care) as such Party treats other similarly sensitive Intellectual Property owned by such Party; provided that the confidentiality obligation hereunder shall not apply to information that: (a) is already in the licensee Party’s possession on a non-confidential basis at the time of disclosure thereof; (b) is or subsequently becomes part of the public domain through no action of the licensee Party; (c) is subsequently received by the licensee Party from a third party which has no obligation of confidentiality to the Party disclosing the licensed Intellectual Property; or (d) is developed by the licensee Party or any of its Affiliates apart from and without access or reference to the non-public licensed Intellectual Property; provided that the exceptions set forth in clauses (a), (c) and (d) above shall not apply with respect to LiveWire Licensed Intellectual Property, to the extent the applicability of either exception is due to HD owning and or operating the LiveWire Business prior to the Separation Time.

Section 4.2    Government Order. Notwithstanding Section 4.1, licensed Intellectual Property may be disclosed by the licensee Party: (a) to such licensee Party’s directors, officers, employees, agents, auditors, consultants, financial advisers and permitted sublicensees, provided that such Party requires that such Persons comply in writing with this Article IV; and (b) as required by Law, provided that, if permitted by Law, written notice of such requirement shall be given promptly to the licensor Party so that it may take reasonable actions to avoid and minimize the extent of such disclosure, and the licensee Party shall cooperate with the licensor Party as reasonably requested by the licensor Party in connection with such actions.

ARTICLE V

DISCLAIMER OF WARRANTIES; LIABILITY

Section 5.1    No Warranties. WITHOUT LIMITING THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE SEPARATION AGREEMENT, ALL OF THE RIGHTS PROVIDED HEREUNDER ARE PROVIDED “AS IS” AND “WHERE IS”, WITHOUT WARRANTY OR CONDITION OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING ANY WARRANTIES OF CONDITION OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, OR NON-INFRINGEMENT OF THIRD-PARTY RIGHTS, ALL OF WHICH ARE HEREBY DISCLAIMED.

Section 5.2    Limitation of Liability.

(a)    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, WITH THE EXCEPTION OF LIABILITY ARISING FROM A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BREACH OF ITS OBLIGATIONS UNDER ARTICLE Article IV, NEITHER PARTY NOR ITS AFFILIATES, CONTRACTORS, SUPPLIERS OR AGENTS SHALL BE LIABLE FOR, OR BEAR ANY OBLIGATION IN RESPECT OF, ANY PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND OR CHARACTER OR ANY DAMAGES RELATING TO, OR ARISING OUT OF, LOST PROFITS, LOST OF DATA, LOSS IN VALUE OR LIMITATIONS OR RESTRICTIONS ON BUSINESS PRACTICES ARISING OUT OF OR IN CONNECTION WITH THE USE OF ANY HD LICENSED INTELLECTUAL PROPERTY, LIVEWIRE LICENSED INTELLECTUAL PROPERTY OR JOINTLY-OWNED IMPROVEMENTS, OR ANY OTHER RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)    FOR THE AVOIDANCE OF DOUBT, ANY CLAIM BASED ON ANY PROVISION OF THE SEPARATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE OTHER TERMS AND CONDITIONS OF THE SEPARATION AGREEMENT, INCLUDING THOSE TERMS AND CONDITIONS REGARDING SURVIVAL OF SUCH WARRANTIES, LIMITATIONS OF LIABILITY AND LIMITATIONS OF DAMAGES, AND NOTHING HEREIN SHALL BE DEEMED TO EXTEND, EXPAND, LIMIT OR OTHERWISE AFFECT SUCH TERMS AND CONDITIONS.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1    Injunctive Relief. Each Party acknowledges and agrees that a breach of this Agreement would result in irreparable harm to the other Party. It is accordingly agreed that each Party shall be entitled to seek an injunction or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such injunction, order or other relief.

Section 6.2    Assignment. Nothing herein shall restrict a Party from assigning or transferring to any Person any Intellectual Property it owns and licenses to the other Party hereunder; provided that any such assignment or transfer shall have no effect on the licenses granted hereunder, and the assigned or transferred Intellectual Property shall remain subject to this Agreement. Without limiting the foregoing, neither Party may assign or transfer this Agreement, in whole or part, to any Person and any attempt to do so shall be void, except that either Party may, without the other Party’s consent, (i) assign or transfer all or part of their respective rights and obligations under this Agreement, or sublicense any of the licenses granted hereunder to their respective Affiliates; or (ii) assign or transfer all or part of their respective rights under this Agreement to any third party in connection with an acquisition of the licensee Party (whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise), provided that the rights and licenses granted to the licensee Party under this Agreement shall not extend beyond the business, business unit or division being sold; and provided that, in each of the above cases, such transferee, assignee or successor agrees in writing to be bound by the terms of this Agreement. Further, each Party may collaterally assign its rights under this Agreement to its lenders or other financing sources, provided that, upon foreclosure, any assignee or transferee agrees to be bound by the terms of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors (whether by operation of law or otherwise) and permitted assigns.

Section 6.3    Modification or Amendments. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by written instrument signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced.

Section 6.4    Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 6.5    Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 6.6    Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of either Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 6.7    Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service; or (c) when delivered by email (in each case in this clause (c), solely if receipt is confirmed), addressed as follows:

(a)    if to HD:

3700 W. Juneau

Milwaukee, WI 53217

Attention: Chief Legal Officer

Email: H-DGeneralCounsel@harley-davidson.com; and

paul.krause@harley-davidson.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

(b)    if to LiveWire:

LiveWire

3700 W. Juneau

Milwaukee, WI 53217

Attention: Chief Legal Officer

Email: Paul.Krause@harley-davidson.com; and

H-DGeneralCounsel@harley-davidson.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

Section 6.8    Entire Agreement. This Agreement (including any exhibits hereto), together with the Separation Agreement and the other Ancillary Agreements, constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 6.9    No Third-Party Beneficiaries. Except as otherwise specifically provided in this Agreement, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 6.10    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 6.11    Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

Section 6.12    Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 6.13    Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a)    The state and federal courts located within the State of Delaware (the “Chosen Courts”) shall have exclusive jurisdiction over any and all disputes between the Parties, whether in law or in equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the Parties consent to and agree to subject to the exclusive jurisdiction of such Chosen Courts.

(b)    THE PARTIES HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SHALL NOT ASSERT IN ANY SUCH DISPUTE, ANY CLAIM THAT: (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS; OR (III) ANY ACTION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE MAILING OF PROCESS OF OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.7 (OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW) SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER PROVIDED HEREIN. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.15    Fees and Expenses. Each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Harley-Davidson, Inc.

By:	/s/ Paul J. Krause
Name:	Paul J. Krause
Title:	Authorized Signatory

LiveWire EV, LLC

By:	/s/ Amanda Parker
Name:	Amanda Parker
Title:	Chief Legal Officer

Schedule A

HD Licensed Intellectual Property

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